Exhibit 99.2
[Graphic deleted]       FelCor Lodging Trust Incorporated
                        545 E. John Carpenter Freeway, Suite 1300
                        Irving, Texas 75062-3933
                        P 972.444.4900  F 972.444.4949
                        www.felcor.com  NYSE:  FCH

For Immediate Release:


                     FELCOR COMMENCES TENDER OFFER FOR ITS
                          9-1/2% SENIOR NOTES DUE 2008

     IRVING,  Texas...June 28, 2004 -- FelCor Lodging Trust Incorporated  (NYSE:
FCH), the nation's second largest lodging real estate investment trust (REIT), and its subsidiary FelCor Lodging Limited Partnership (FelCor LP), today announced that FelCor LP is commencing a cash tender offer for up to $115 million aggregate principal amount of FelCor LP's outstanding 9-1/2% senior notes due 2008 (Cusip No. 31430Q AG 2), which currently bear interest at a rate of 10% per annum. FelCor intends to fund the tender offer with the net proceeds from its private placement of $115 million aggregate principal amount of senior floating rate notes due 2011 and its available cash.

     Tendering holders who validly tender their notes by the early tender date, which is Monday, July 12, 2004, will receive the total consideration of $1,061.62 per $1,000 principal amount of the 9-1/2% senior notes due 2008. The total consideration includes an early tender premium of $20.00 per $1,000 principal amount of 9-1/2% senior notes due 2008. Holders who validly tender their notes after the early tender date and on or prior to the expiration of the tender offer on July 26, 2004, will receive only the tender consideration of $1,041.62 per $1,000 principal amount and will not receive the early tender premium.

     The early tender date will expire at 5:00 p.m. New York City time, on Monday, July 12, 2004, and the tender offer will expire at 12:00 midnight, New York City time, on Monday, July 26, 2004, in each case unless extended or earlier terminated by the Company.

     Copies of the tender offer materials can be obtained by contacting MacKenzie Partners, Inc., the Information Agent for the tender offer, at (212) 929-5500 (collect) and (800) 322-2885 (toll free).

     Deutsche Bank Securities Inc. is acting as Dealer Manager for the tender offer. Questions concerning the tender offer may be directed to Deutsche Bank Securities Inc. at (212) 250-4270.

     This press release is not an offer to purchase nor a solicitation of acceptance of the offer to purchase, which may be made only pursuant to the terms of the offer to purchase and related letter of transmittal. Those documents should be consulted for additional information regarding delivery procedures and the conditions for the tender offer.

                                     -more-

FelCor Commences Tender Offer
June 28, 2004
Page 2

     FelCor is the nation's second largest lodging REIT and the largest owner of full service, all-suite hotels. FelCor's consolidated portfolio is comprised of 155 hotels, located in 33 states and Canada. FelCor owns 71 upscale, all-suite hotels, and is the owner of the largest number of Embassy Suites Hotels(r) and Doubletree Guest Suites(r) hotels in the U.S. FelCor's portfolio also includes 73 hotels in the upscale and full service segments. FelCor has a current market capitalization of approximately $3.1 billion. Additional information can be found on the Company's Web site at www.felcor.com.

     With the exception of historical information, the matters discussed in this news release include "forward looking statements" within the meaning of the federal securities laws. Forward looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those currently anticipated. Certain of these risks and uncertainties are described in our filings with the Securities and Exchange Commission. Although we believe our current expectations are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Contact:

Andrew J. Welch
Senior Vice President and Treasurer    (972) 444-4982   awelch@felcor.com

Monica L. Hildebrand
Vice President of Communications       (972) 444-4917   mhildebrand@felcor.com

Stephen A. Schafer
Vice President of Investor Relations   (972) 444-4912   sschafer@felcor.com

                                      ###